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                                                                                              EXHIBIT 11

                                        Huntington Bancshares Incorporated
                                         Computation of Earnings Per Share
                                 For Periods Ended September 30, 1995, and 1994
                              ( in thousands of dollars, except per share amounts )

                                                         Three Months Ended             Nine Months Ended
                                                            September 30                  September 30
                                                     --------------------------    --------------------------
                                                         1995           1994           1995           1994
                                                     -----------    -----------    -----------    -----------
Net Income                                               $65,937        $55,902       $178,960       $190,097

Effect of Convertible Debt                                     8             15             34             56
                                                     -----------    -----------    -----------    -----------
Fully Diluted Net Income                                 $65,945        $55,917       $178,994       $190,153
                                                     ===========    ===========    ===========    ===========

Average Common Shares Outstanding                    137,182,768    136,107,853    139,112,764    136,257,881

Dilutive Effect of Stock Options                         928,419        806,587        817,933        870,246
                                                     -----------    -----------    -----------    -----------
Average Common Shares and Common
     Share Equivalents -- Primary                    138,111,187    136,914,440    139,930,697    137,128,127

Additional Dilutive Effect of Stock Options               80,732                        79,220

Dilutive Effect of Convertible Debt                       63,397        111,816         84,357        140,334
                                                     -----------    -----------    -----------    -----------

Fully Diluted Shares                                 138,255,316    137,026,256    140,094,274    137,268,461
                                                     ===========    ===========    ===========    ===========


Net Income per Common Share Outstanding                    $0.48          $0.41          $1.29          $1.40
Primary Earnings per Share                                 $0.48          $0.41          $1.28          $1.39
Fully Diluted Earnings per Share                           $0.48          $0.41          $1.28          $1.39
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